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STRICTLY CONFIDENTIAL

                             [DIAMOND TRIUMPH LOGO]

     DIAMOND TRIUMPH AUTO GLASS, INC. ANNOUNCES SECOND QUARTER 2003 RESULTS


Kingston, PA - August 14, 2003 - Diamond Triumph Auto Glass, Inc. announced today that net sales for the six months ended June 30, 2003 increased $11.3 million, or 11.0%, to $113.9 million as compared to $102.6 million for the six months ended June 30, 2002. Net sales for the second quarter ended June 30, 2003 increased $5.4 million, or 9.9%, to $59.8 million as compared to $54.4 million for the second quarter of 2002. Net income for the six months ended June 30, 2003 increased by $0.7 million, or 31.8%, to $2.9 million from $2.2 million for the six months ended June 30, 2002. Net income for the second quarter ended June 30, 2003 increased by $0.2 million, or 10.0%, to $2.2 million as compared to $2.0 million for the second quarter of 2002. EBITDA for the six months ended June 30, 2003 decreased by $0.6 million, or 5.8%, to $9.7 million from $10.3 million for the six months ended June 30, 2002. EBITDA for the second quarter of 2003 decreased by $1.4 million, or 20.6%, to $5.4 million from $6.8 million for the second quarter of 2002.


                        Diamond Triumph Auto Glass, Inc.
                                 ($ in Millions)


                               Six Months Ended         Three Months Ended
                                   June 30,                   June 30,
                            ======================    ======================
                              2003          2002          2003        2002
                            ======================    ======================
                                  (unaudited)               (unaudited)

Net Sales                      $113.9     $102.6        $59.8       $54.4
Cost of Sales                    34.7       28.7         18.5        15.0
                              --------  ---------     --------    --------
Gross Profit                     79.2       73.9         41.3        39.4
Operating Expenses               70.9       65.1         36.5        33.3
                              --------  ---------     --------    --------
Income From Operations           $8.3       $8.8         $4.8        $6.1
                              ========  =========     ========    ========

Net Income                       $2.9       $2.2         $2.2        $2.0
                              ========  =========     ========    ========

EBITDA (1)                       $9.7      $10.3         $5.4        $6.8
                              ========  =========     ========    ========
Total Long-Term Debt            $82.0     $100.0        $82.0      $100.0
                              ========  =========     ========    ========






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Norm Harris, Diamond Triumph's Chief Executive Officer, had the following comments regarding the Company. "We are very pleased that we continued to capitalize on an upturn in industry demand during the second quarter. It is rewarding to have achieved a record high six-month sales volume despite the industry price decreases which became effective January 2003. Overall pricing still remains a challenge for our industry."

Michael Sumsky, Diamond Triumph's President and Chief Financial Officer added, "Our capital structure and low cost strategy, combined with increased demand, allowed us to generate strong cash flow during the first six months of 2003. Our challenge as a company will be to maintain this cash flow position as we continue to explore opportunities to de-lever the Company."

Diamond Triumph Auto Glass, Inc. headquartered in Kingston, PA, is a leading provider of automotive glass replacement and repair services. Diamond Triumph currently operates 276 company owned automotive glass service centers, approximately 1,100 mobile installation vehicles and six distribution centers in 46 states. For more information about Diamond Triumph, visit the website at www.diamondtriumph.com.

     (1) EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization, which for Diamond Triumph is income from operations plus depreciation and amortization and interest income. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, or GAAP, and should not be considered in isolation or as an alternative to income from operations, net income, cash flows from operating activities or any other measure of performance or liquidity derived in accordance with GAAP. EBITDA is presented because Diamond Triumph believes it is an indicative measure of its operating performance and its ability to meet its debt service requirements and is used by investors and analysts to evaluate companies in its industry as a supplement to GAAP measures.

          Not all companies calculate EBITDA using the same methods; therefore, the EBITDA figures set forth herein may not be comparable to EBITDA reported by other companies. A substantial portion of Diamond Triumph's EBITDA must be dedicated to the payment of interest on its outstanding indebtedness and to service other commitments, thereby reducing the funds available to Diamond Triumph for other purposes. Accordingly, EBITDA does not represent an amount of funds that is available for management's discretionary use.



                                      Six Months Ended      Three Months Ended
                                           June 30,              June 30,
                                      ----------------      -------------------
                                        2003     2002         2003      2002
                                      ------- --------      -------   ---------
                                  (dollars in millions)  (dollars in millions)
Income from operations .......         $ 8.3    $ 8.8        $ 4.8     $ 6.1
Depreciation and amortization            1.4      1.4          0.6       0.7
Interest Income .............            0.0      0.1          0.0       0.0
                                      -------   -------      -------   --------
     EBITDA .................          $ 9.7    $10.3        $ 5.4     $ 6.8
                                      =======   =======      =======   ========





Contacts:         Michael A. Sumsky, President / Chief Financial Officer
                  (570) 287-9915 Ext. 3182